INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-49902 of WealthHound.com, Inc. and Subsidiaries (A Development Stage Entity) on Form SB-2 of our report dated September 25, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
New York, New York
February 12, 2001